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                                                                    EXHIBIT 23.2


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-39978 of Newpark Resources, Inc. on Form S-3 of our report dated March 26, 1999 (August 24, 2000 as to Note D), which expresses an unqualified opinion and contains explanatory paragraphs relating to the change in method of accounting for costs of start up activities as discussed in Note A and the restatement discussed in Note D, appearing in the Annual Report on Form 10-K/A of Newpark Resources, Inc. for the year ended December 31, 1999 and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.


DELOITTE & TOUCHE LLP

New Orleans, Louisiana
August 24, 2000